August 5, 2008

Anthony Vitagliano

RE: Senior Vice President - General Counsel - Corporate Secretary

Dear Tony,

We are pleased to make the following offer to you regarding future employment at ProLink Solutions, LLC.

Position: Senior Vice President - General Counsel - Corporate Secretary

Reports To: CEO

Start Date: August 6, 2008

Responsibilities: POSITION OVERVIEW:

The General Counsel, Senior Vice President and Corporate Secretary will coordinate legal matters for ProLink and its subsidiaries including securities law compliance, M&A transactions, corporate governance, regulatory compliance, business contract review and the structuring/negotiating of sales contracts. Additionally, this position is responsible for providing legal guidance to management and to the Board of Directors.

The General Counsel is responsible for the following areas:

➢	Managing SEC regulatory compliance and reporting requirements including Sarbanes /Oxley compliance and reporting
➢	All Human resource issues with the human resource department reporting to you including budget and financial issues
➢	Managing and monitoring all matters of corporate law.
➢	Advising on matters of corporate governance.
➢	Providing guidance and support to management on legal matters as requested.
➢	Overseeing regulatory and legal compliance.
➢	Resolve sales terms and conditions issues with customer’s legal counsel.
➢	Support all collection matters include process for Collection of accounts receivables
➢	Support all lease portfolio monitoring, collections and reporting
➢
Overseeing the engagement of third party law firms (as appropriate) and maintaining oversight and appropriate budgets and cost controls over the law firm’s activities related to: lawsuits, Intellectual property, Contracts for business worldwide, and Import / export laws.

➢	Working with CEO on mergers, acquisitions, and financings including drafting and negotiating contracts, and legal due diligence.
➢	Review third party vendor contracts.
➢	Attend Board of Directors and Committee Meetings and prepare all Board minutes.
➢	Researching, analyzing and documenting new and/or non-routine transactions or issues.
➢	Special projects as assigned by CEO.
➢	Managing shareholder records and reports

2008
Base Salary:	$150,000 annually - Payable Bi-weekly

Travel and	The Company will reimburse you for all approved expenses
Entertainment	subject to company policy.
Expense

Benefits:	Standard benefits package as detailed in the Company
handbook.

Bonus:

The compensation committee will recommend to the board a bonus for 2008 and your performance as reported by the CEO. This bonus may be comprised of a combination of stock and cash payable March 1. 2009 unless extended by the board. For calendar year 2009 the board will establish a firm bonus pool based on the recommendations of management. This bonus will be payable March 1, 2010. Subject to continued employment and compensation programs in place at the time of payment.

Equity Plan:

It is the intention of the Compensation Committee of the company to use equity as additional incentive. You will be eligible for equity option grants annually at the sole discretion of the board. We would recommend and would anticipate that the Board would accept our recommendation that you would receive at the time of employment 1,200,000 equity options priced at the market at time of issuance, the date of your execution of this letter. Vesting will be as follows below.

-
800,000 equity options are earned upon execution of this letter and would have a vesting schedule of 1/3 on the first anniversary of your start date and 1/3 on the second anniversary of your start date and 1/3 and the third anniversary.

-	200,000 equity options will be earned immediately on a favorable resolution or a Board approved settlement of EXIM insurance with respect to the Elumina matter:

-	200,000 equity options will be earned on either a favorable resolution of either or the recovery of either a) Board approved satisfactory settlement on the Arizona patent litigation ProLink v GPSI and Uplink, or b) Board approved satisfactory settlement in the ProLink v. Elumina et al, or c) Board approved satisfactory resolution of the ProLink vs. Chessler et al.

-	Within 60 days of start date you will supply to the board your assessment and opinion of the potential of successful resolution of the above matters. If the Board elects to abandon pursuit of any of the four legal actions above, we will mutually agree on a replacement benchmarks.

-	The two additional awards of 200,000 equity options shall vest pursuant to the above 1/3-1/3-1/3 vesting schedule; provided, however, that whenever an equity option earning event occurs, whatever would have vested prior to that time if the event had occurred earlier, shall vest at the time the option earning event occurs. (For example, if the option earning event occurs after the third anniversary of your start date, the entire 200,000 equity options for that option earning event shall vest at the time of that option earning event.)

Employment:
You will be required to sign our standard Employment Agreement that will be effective for one year after your departure. Which includes but is not limited to non-compete language, confidentiality provision and employee at will language.

If you have any questions or concerns; please do not hesitate to contact me. We look forward to you accepting this offer and joining our team.

Please advise us of your acceptance no later than August 6, 2008

Very truly yours,

/s/ Lawrence Bain

Lawrence Bain
Chief Executive Officer

Agreed and Accepted:

/s/ Anthony S. Vitagliano
Anthony Vitagliano

Dated          8/5/08